Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

For Immediate Release

Vintage Wine Estates Revenue Grew 32% to $75.5 Million in Fourth Quarter Fiscal 2022;
Fiscal Year 2022 Revenue Increased to $293.8 Million

•
Diversified business, omnichannel marketing and acquisitions drove revenue growth in all segments
•
Fourth quarter business-to-business ("B2B") sales grew 55% while strong tasting room traffic drove
10% organic growth in direct-to-consumer ("DTC")
•
Made significant progress to improve internal controls; implemented stringent processes around inventory management and financial processes that resulted in $19.1 million in non-cash inventory adjustments
•
Fourth quarter net loss was $14.7 million reflecting non-cash inventory adjustments; adjusted net income improved to $10.0 million and adjusted EBITDA1 was $7.6 million
•
Fiscal 22 revenue grew 33% to $293.8 million; net loss for the year was $(0.7) million, adjusted net income expanded to $25.2 million and adjusted EBTIDA1 was $46.8 million, up 21% over the prior year
•
Continue to advance actionable acquisition pipeline
•
Establishing revenue expectations for fiscal 2023 of approximately $300 million to $310 million with expected adjusted EBITDA2 of approximately $55 million to $65 million (excluding future acquisitions)

INCLINE VILLAGE, NV, September 13, 2022 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today reported its financial results for its fiscal year 2022 ended June 30, 2022. Results include Vinesse, LLC ("Vinesse") acquired on October 4, 2021, ACE Cider, acquired on November 16, 2021, and Meier's Wine Cellars, Inc. acquired on January 18, 2022.

Pat Roney, Founder and Chief Executive Officer, commented, “We are executing well on our strategy to drive growth, are successfully diversifying and expanding our portfolio and upgrading our capabilities and capacity. As an organization, I believe we made great progress in our first year as a public company even in the face of supply chain constraints and significant cost pressures due to rapid inflation. Importantly, we are establishing an improved accounting structure, implementing strengthened processes and controls and we are investing in our infrastructure to provide a solid foundation from which we can scale. This includes a stronger accounting and finance team under a new chief financial officer as well as the addition of several other key leadership positions. The processes that we have since implemented to work towards remediation of our material weaknesses drove the non-cash adjustments in the quarter. We expect this will not only improve the quality of our financials, but enable greater consistency and transparency moving forward."

He added, "Our acquisitions are integrating nicely and over time, we believe they will deliver greater synergies and margin expansion. Continued challenges with the supply chain disrupted our ability to capture certain synergies as timely as we had planned. For example, necessary equipment for the expansion of our canning capacity in both Sebastapol, CA and Cincinnati, OH was delayed by approximately 6 months. In addition, the pick & pack operation for Vinesse was several months behind schedule. As these operations get back on schedule, we expect to see lower operating costs and improved production efficiencies. We are excited about the strength of our channels to market, the power of our brands, and our digital

___________________________

1 As referenced here and throughout the release, adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

2 As referenced here and throughout the release, expected adjusted EBTIDA is a forward-looking non-GAAP measure. Please see related disclosures regarding the inability of reconciling forward-looking non-GAAP measures.

3 As referenced here and throughout the release, adjusted earnings and adjusted earnings per diluted share is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

marketing capabilities. We are actively advancing our acquisition pipeline and believe that fiscal 2023 will be another strong year for VWE as we transform the Company into a much larger, more significant player in the wine industry."

Fourth Quarter Fiscal 2022 Highlights and Financial Results Review (compared with prior-year period unless noted otherwise)

Revenue

•
Net revenue of $75.5 million was up $18.5 million, or 32%, driven by higher volume and increased prices. Acquisitions contributed $13.3 million in net revenue for the quarter.
•
DTC revenue grew $5.1 million, or 29%, to $23.1 million driven by 10% organic growth and acquired revenue of $3.4 million. Organic growth was the result of record tasting room traffic and wine club memberships combined with more events as travel and entertainment became a priority for consumers with pandemic concerns receding.
•
B2B revenue increased $10.8 million, or 55%, to $30.6 million driven by bulk distilled alcohol sales and $4.2 million of acquired revenue. Private label projects were modestly lower reflecting lack of availability of inventory for certain programs.
•
Wholesale revenue increased $4.1 million, or 23%, to $21.6 million due to acquired revenue of $5.7 million and the benefit of improved pricing, which was partially offset by the change in programming schedules and tight supply related to a specific varietal. VWE total depletions were (11.6)% over the prior-year period, similar to the Company’s priority brands, which represented approximately 57% of total depletion volume. On premise depletions for all brands were up 4.1%.

Volume (See additional volume data by segment in the attached tables)

Case Volume	Three Months Ended June 30,
(in thousands)	2022	2021	Unit Change	% Change
Wholesale	489	187	302	161.5%
B2B	130	121	9	7.4%
DTC	94	108	(14)	-13.0%
Total case volume	713	416	297	71.4%

The increase in case volume was primarily due to wholesale which included volumes associated with the ACE Cider acquisition. B2B volume was also up due to the Meier's Beverage Group acquisition. Lower DTC volume due to shortages of 2020 California vintages was more than offset by higher prices.

Gross Profit and Margin

Gross profit was down $11.1 million to $38 thousand reflecting adjustments identified through processes implemented to improve internal controls. Specifically, the Company recorded $19.1 million in non-cash inventory adjustments identified through efforts t improve and strengthen inventory management, processes and reporting. This included physical inventory count adjustments of $12.4 million, $3.7 million related to the establishment of inventory reserves and $3.0 million related to the impact of additional remediation efforts. In addition, the quarter included approximately $6.8 million in overhead burden that was related to the first and second quarter of fiscal 2022, but not material to the respective periods. Also impacting gross profit were inefficiencies created by supply chain constraints and inflation. These impacts were partially offset by gross profit contributions of the acquisitions and improved pricing in DTC.

Kristina Johnston, Chief Financial Officer, commented, “Since joining VWE in March, I have been impressed by this team of very dedicated people who are intent upon executing our strategy to drive growth and deliver on our mission to provide the finest quality wines and create incredible customer experiences. We are now diligently applying this focus and intensity in our financial processes in order to remediate our material weakness. We have instituted improved accountability metrics, updated assumptions for overhead absorption processes better reflecting the current business and created greater discipline around timeliness in reporting throughout the organization. The implementation of more stringent processes drove the adjustments in inventory, but we expect this will also drive greater transparency and better future results for the Company."

The Company has implemented significant change in financial processes and personnel throughout the organization. Changes included more rigorous procedures with inventory management, expanding and upgrading the accounting and finance team, and measurably increased training throughout the organization regarding inventory, reporting and reconciliation procedures. In addition, VWE added a chief information officer to establish and maintain effective governance for information technology controls.

Selling, General and Administrative Expenses (SG&A)

SG&A increased $13.1 million, or 61%, to $34.6 million. The higher level of SG&A represents public company costs, investments in talent and incremental SG&A from acquisitions of $4.9 million, including $1.3 million of amortization expense.

Operating and Net Income

Loss from operations was $27.7 million, compared with loss from operations of $10.9 million in the prior year quarter. Operating loss reflected the $19.1 million non-cash inventory adjustments identified through material weakness remediation efforts, the incremental overhead burden from prior periods, the SG&A costs that are not expected to repeat in future quarters and the impact to gross profit of supply chain constraints, related production inefficiencies and inflation. These costs were partially offset by operating leverage gained from higher volumes and revenue.

Interest expense for the quarter was $3.1 million, an increase of $0.7 million, or 28%, on higher outstanding balances.

Net loss available to VWE common shareholders was $14.7 million, compared with net loss of $6.1 million in the prior-year period. On a per diluted share basis, net loss available to VWE common shareholders was $0.24 compared with net loss of $0.18 per diluted share in the prior-year period.

Adjusted net income3, which excludes amortization of intangible assets related to acquisitions, was $10.0 million, or $0.17 per diluted share.

Adjusted EBITDA

Adjusted EBITDA for the quarter was $7.6 million compared with adjusted EBITDA of $11.5 million in the prior-year quarter reflecting the impacts of SG&A expenses of approximately $2.5 million that are not expected to repeat as well as approximately $2.5 million in costs related to supply chain challenges on productivity, inflation and delayed receipt of equipment required to establish new capacity needed for acquisition synergies.

Third Quarter Fiscal 2022 Restatement Related to Interest Rate Swaps Resulted in Higher Reported Net Income

During the preparation of its fiscal year 2022 results, the Company uncovered an error in the treatment of its interest rate swap agreements that led to a restatement of its three-months and nine-months ended March 31, 2022 results. The overall result of the error was an understatement of net income of $6.7 million, or $0.11 per diluted share and an overstatement or liabilities of $1.6 million.

Fiscal Year 2022 Highlights and Financial Results Review (compared with prior-year unless noted otherwise)

Highlights

•
Net revenue of $293.8 million was up $73.0 million, or 33%, driven by higher volume in wholesale, strength in DTC and the contribution of bulk distilled alcohol sales in B2B. Acquisitions contributed $31.7 million in net revenue for the year.
•
DTC revenue grew $25.8 million, or 39%, to $92.4 million reflecting both strong organic growth and $11.0 million in revenue from acquisitions. Organic growth of 22% was driven by increased tasting room traffic, a greater number of wine club memberships and events as recovery from COVID restrictions advanced through the year and customers increased their onsite engagement. DTC was 32% of total revenue.
•
B2B revenue was up $36.5 million, or 47%, to $113.9 million and included acquired revenue of $7.3 million. Driving growth was primarily sales of bulk distilled alcohol. B2B was 39% of total revenue.
•
Wholesale revenue increased $11.6 million, or 16%, to $84.5 million primarily from acquired revenue of $13.4 million, partially offset by discontinued brands. Wholesale was 29% of total revenue.

Loss from operations was $7.9 million, compared with income from operations of $9.2 million in the prior year. Operating margin was (2.7)%, compared with 4.2% in the prior-year. Operating income and margin were impacted by the $19.1 million non-cash inventory adjustments identified through material weakness remediation efforts, as well as the impact of the supply chain on attaining synergies from acquisitions and productivity, partially offset by higher sales in the B2B and DTC segments.

Interest expense for fiscal 2022 was $13.9 million, an increase of $2.3 million, or 20%, on higher outstanding balances.

Net loss available to VWE common shareholders was $(0.6) million, compared with net income of $4.1 million in the prior-year. On a per diluted share basis, net loss available to VWE common shareholders was $(0.01) compared with net income of $0.14 per diluted share in the prior-year.

Adjusted net income3, which excludes amortization of intangible assets related to acquisitions, was $25.2 million, or $0.42 per diluted share measurably improved over adjusted net income of $7.9 million, or $0.31 per diluted share in the prior year.

Strong Balance Sheet with Financial Flexibility

Liquidity

At fiscal year end, the Company had approximately $165.7 million in liquidity available for organic investments and acquisitions. This included
$43.7 million in unrestricted cash, approximately $22.0 million available under its revolving line of credit and $100.0 million available under the accordion feature of the lending agreement for acquisitions.

Capital Investments

Capital expenditures were $9.1 million for the fiscal 2022 fourth quarter and $24.8 million for the year. Investments were primarily related to production capacity expansion, including adding canning capacity in the Ohio operations and other productivity enhancements. Capital expenditures for fiscal 2023 are expected to be between $12 million to $15 million.

Share and Warrant Repurchases

During the quarter, the Company repurchased 2,558,355 shares at an average price of $9.04 per share and 181,533 warrants at an average price of $1.46. For the fiscal year, the Company repurchased 2,871,894 shares at an average price of $9.03 per share. A total of $26.2 million was invested in stock and warrant repurchases in fiscal 2022.

Fiscal Year 2023 Outlook

The Company expects revenue and adjusted EBITDA for fiscal year 2023 (excluding potential fiscal 2023 acquisitions) to be in the following ranges.

2023 Guidance
FY23 Net Revenue:	$300 million to $310 million
FY23 Adjusted EBITDA:	$55 million to $65 million

Note regarding forward looking non-GAAP metrics: VWE cannot provide a reconciliation between its forecasted adjusted EBITDA and net revenue metrics to the nearest GAAP measure without unreasonable effort or expense due to the inherent difficulty of forecasting and providing reliable estimates for certain items. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and yearend adjustments. These items reside outside the Company’s control and may vary greatly between periods and could significantly impact future financial results. For more information regarding the use of non-GAAP measures, please see discussion provided under Non-GAAP Financial Measures in this news release and the Company’s filings with the SEC.

Conference Call and Webcast

The Company will host a conference call and live webcast today at 4:45 PM ET/ 1:45 PM PT, at which time management will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 1-201-689-8562. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com. A telephonic replay will be available from 7:45 PM ET / 4:45 PM PT on the day of the call through Tuesday, September 20, 2022, and can be accessed by dialing 1-412-317-6671 and entering the conference ID number 13732030. Alternatively, an archived webcast of the call can be found on the Company’s website in the investor relations section. A transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.

Vintage Wine Estates is a family of wineries and wines whose mission is to produce the finest quality wines and provide incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington State. Since its founding 20 years ago, the Company has grown to be the 14th largest wine producer in the U.S. selling more than 2.5 million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 88 brands ranging from $10 to $150 at retail, its primary focus is on the fastest growing premium segment of the wine industry with the majority of brands selling in the $10 to $20 price range. The Company regularly posts updates and additional information at www.vintagewineestates.com.

Non-GAAP Financial Measures

In addition to reporting net income/(loss) prepared in accordance with accounting principles generally accepted in the United States, VWE uses adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings/(loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Adjusted EBTIDA margin is the ratio of adjusted EBITDA to net revenue. Adjusted net income/(loss) is defined as net income/(loss) as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate. Adjusted net income/(loss) per share is calculated based on the weighted average shares outstanding for the period.

Adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide investors with additional insight into the underlying trends of VWE’s business and assist in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA and adjusted net income have certain limitations as analytical tools, and they should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share, as presented, may produce results that vary from the most comparable GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of adjusted EBITDA and adjusted net income should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “model,” “outlook,” “plan,” “pro forma,” “project,” “seek,” “should,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, potential synergies from prior acquisitions, growth prospects and consumer and industry trends. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s significant reliance on its distribution channels; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2022	June 30, 2021
Assets
Current assets:
Cash	$43,692	$118,879
Restricted cash	6,600	4,800
Accounts receivable, net	38,192	21,193
Other receivables	3,866	7,490
Inventories	192,102	221,145
Interest rate swap asset	2,877	-
Prepaid expenses and other current assets	13,394	8,538
Total current assets	300,723	382,045
Property, plant, and equipment, net	236,100	213,673
Goodwill	154,951	109,895
Intangible assets, net	64,377	36,079
Interest rate swap asset	6,280	-
Other assets	3,464	1,806
Total assets	$765,895	$743,498
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$144,215	$87,351
Accounts payable	13,947	17,301
Accrued liabilities and other payables	24,204	25,078
Current maturities of long-term debt	14,909	22,964
Total current liabilities	197,275	152,694
Other long-term liabilities	6,491	2,767
Long-term debt, less current maturities	169,095	183,541
Interest rate swap liabilities	-	13,807
Deferred tax liability	29,979	16,752
Deferred gain	10,666	12,000
Total liabilities	413,506	381,561
Commitments and contingencies (Note 18)
Redeemable noncontrolling interest	1,663	1,682
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at June 30, 2022 and June 30, 2021.	-	-
Common stock, no par value, 200,000,000 shares authorized, 61,691,054 issued and 58,819,160 outstanding at June 30, 2022 and 60,461,611 issued and outstanding at June 30, 2021.	-	-
Additional paid-in capital	377,897	360,732
Treasury stock, at cost: 2,871,894 and zero shares held at June 30, 2022 and June 30, 2021, respectively.	(26,034)	-
Retained earnings	(571)	-
Total Vintage Wine Estates, Inc. stockholders' equity	351,292	360,732
Noncontrolling interests	(566)	(477)
Total stockholders' equity	350,726	360,255
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$765,895	$743,498

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net revenues
Wine, spirits and cider	$51,662	$45,245	$208,954	$177,331
Nonwine	23,877	11,788	84,816	43,411
	75,539	57,033	293,770	220,742
Cost of revenues
Wine, spirits and cider	52,689	37,170	151,117	119,350
Nonwine	22,812	8,753	52,698	26,041
	75,501	45,923	203,815	145,391
Gross profit	38	11,110	89,955	75,351
Selling, general, and administrative expenses	34,634	21,573	105,296	72,505
Impairment of intangible assets	-	1,081	-	1,081
(Gain) loss on sale of property, plant, and equipment	(356)	(337)	485	(1,001)
Deferred gain on sale leaseback	-	-	(1,334)	(1,335)
Gain on litigation proceeds	(3,000)	-	(3,000)	(4,750)
Gain on remeasurement of contingent consideration liabilities	(3,570)	(329)	(3,570)	(329)
(Loss) income from operations	(27,670)	(10,878)	(7,922)	9,180
Other income (expense)
Interest expense	(3,085)	(2,408)	(13,910)	(11,581)
Net unrealized gain (loss) on interest rate swap agreements	14,368	(2,076)	22,950	6,136
Gain on Paycheck Protection Program loan forgiveness	-	6,604	-	6,604
Other, net	(2,681)	(169)	(736)	515
Total other income, net	8,602	1,951	8,304	1,674
(Loss) income before provision for income taxes	(19,068)	(8,926)	382	10,854
Income tax (benefit) provision	(4,351)	(3,751)	1,061	766
Net (loss) income	(14,717)	(5,175)	(679)	10,088
Net income (loss) attributable to the noncontrolling interests	30	(125)	(108)	218
Net (loss) income attributable to Vintage Wine Estates, Inc.	(14,747)	(5,050)	(571)	9,870
Accretion on redeemable Series B stock	-	1,025	-	5,785
Net (loss) income allocable to common stockholders	$(14,747)	$(6,075)	$(571)	$4,085

Net earnings per share allocable to common stockholders
Basic	$(0.24)	$(0.18)	$(0.01)	$0.14
Diluted	$(0.24)	$(0.18)	$(0.01)	$0.14
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	60,374,289	33,056,071	60,673,789	24,696,828
Diluted	60,374,289	33,056,071	60,673,789	25,179,502

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended June 30,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(679)	$10,088
Adjustments to reconcile net income to net cash from operating activities:
Gain on forgiveness of PPP loan	-	(6,604)
Depreciation and amortization	23,930	11,436
Goodwill and intangible assets impairment expense	-	1,081
Amortization of deferred loan fees and line of credit fees	394	79
Amortization of label design fees	973	464
Litigation proceeds	(3,000)	(4,750)
Stock-based compensation expense	6,915	3,334
Provision for doubtful accounts	(22)	48
Impairment of inventory	3,667	3,302
Inventory write down	15,433	-
Remeasurement of contingent consideration liabilities	(3,570)	(329)
Net unrealized gain on interest rate swap agreements	(22,950)	(6,136)
Provision for deferred income tax	981	851
Loss (gain) on disposition of assets	485	(1,001)
Deferred gain on sale leaseback	(1,334)	(1,335)
Noncash interest expense	-	68
Deferred rent	375	352
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(13,183)	(3,137)
Related party receivables	-	325
Other receivables	3,624	(4,456)
Litigation receivable	3,000	4,750
Inventories	18,075	2,311
Prepaid expenses and other current assets	(4,656)	(4,115)
Other assets	(2,464)	1,498
Accounts payable	(7,795)	(4,983)
Accrued liabilities and other payables	(2,217)	8,191
Related party liabilities	-	(2,215)
Net cash provided by operating activities	15,982	9,117
Cash flows from investing activities
Proceeds from disposition of assets	153	1,044
Purchases of property, plant, and equipment	(24,835)	(38,032)
Label design expenditures	(143)	(492)
Proceeds on related party notes receivable	-	756
Acquisition of businesses	(73,680)	(23,564)
Net cash used in investing activities	(98,505)	(60,288)
Cash flows from financing activities
Principal payments on line of credit	(144,706)	(181,411)
Proceeds from line of credit	201,570	106,217
Outstanding checks in excess of cash	1,759	2,509
Purchase of Series B redeemable stock	-	(32,000)
Settlement of stock options	-	(7,944)
Borrowings on long-term debt	-	76,067
Loan fees	-	(492)
Principal payments on long-term debt	(22,763)	(28,374)
Merger and PIPE financing, net of transaction costs	-	250,126
Principal payments on related party debt	-	(10,000)
Debt issuance costs	-	(918)
Repurchase of common stock	(26,034)	-
Repurchase of public warrants	(270)	-
Payments on acquisition payable	(420)	(681)

Net cash provided by financing activities	9,136	173,099
Net change in cash and restricted cash	(73,387)	121,928
Cash and restricted cash, beginning of year	123,679	1,751
Cash and restricted cash, end of year	$50,292	$123,679
Supplemental cash flow information
Cash paid during the year for:
Interest	$13,199	$13,373
Income taxes	$23	$222
Noncash investing and financing activities:
Accretion Series A	$-	$156,467
Accretion Series B	$-	$5,785
Conversion of promissory note to common stock	$-	$4,818
Contingent consideration in a business combination	$8,534	$4,000
Issuance of Common Stock in a business combination	$10,521	$-
Issuance of Series A stock in a business combination	$-	$25,831
Note payable for acquisition of business	$-	$11,668

Vintage Wine Estates, Inc.

Segment Data

($'s in thousands)

	Three months ended June 30,
Net Revenue	2022	2021	$ Change	% Change
Wholesale	$21,611	$17,509	$4,102	23.4%
Direct to Consumer	23,100	17,954	5,146	28.7%
Business to Business	30,585	19,736	10,849	55.0%
Corporate and Other/ Non-Allocable	243	1,834	(1,591)	(86.8%)
Total	$75,539	$57,033	$18,506	32.4%

	Year ended June 30,
Net Revenue	2022	2021	$ Change	% Change
Wholesale	$84,534	$72,908	$11,626	15.9%
Direct to Consumer	92,416	66,605	25,811	38.8%
Business to Business	113,934	77,440	36,494	47.1%
Corporate and Other/ Non-Allocable	2,886	3,789	(903)	(23.8%)
Total	$293,770	$220,742	$73,028	33.1%

	Three months ended June 30,
Operating Income	2022	2021	Dollar Change	Percent Change
Wholesale	$(7,147)	$284	$(7,431)	*
Direct to Consumer	213	1,439	(1,226)	(85.2%)
Business to Business	(9,354)	(108)	(9,246)	*
Corporate and Other/ Non-Allocable	(11,382)	(12,493)	1,111	(8.9%)
Total	$(27,670)	$(10,878)	$(16,792)	154.4%

* Not meaningful

	Year ended June 30,
Operating Income	2022	2021	Dollar Change	Percent Change
Wholesale	$5,507	$15,044	$(9,537)	(63.4%)
Direct to Consumer	15,047	11,437	3,610	31.6%
Business to Business	16,920	17,944	(1,024)	(5.7%)
Corporate and Other/ Non-Allocable	(45,396)	(35,245)	(10,151)	28.8%
Total	$(7,922)	$9,180	$(17,102)	(186.3%)

Case Volume	Fiscal 2022
(in thousands)	Q1	Q2	Q3	Q4	Total
Wholesale	209	378	485	489	1,561
B2B	127	212	113	130	582
DTC	60	160	87	94	401
Total case volume	396	750	685	713	2,544

Case Volume	Fiscal 2021
(in thousands)	Q1	Q2	Q3	Q4	Total
Wholesale	202	262	318	187	969
B2B	211	141	85	121	558
DTC	53	135	52	108	348
Total case volume	466	538	455	416	1,875

Vintage Wine Estates, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended		Year Ended
(in thousands)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net (loss) income	$(14,717)	(5,175)	$(679)	$10,088
Interest expense	3,085	2,408	13,910	11,581
Income tax (benefit) provision	(4,351)	(3,751)	1,061	766
Depreciation and amortization	7,264	3,918	25,297	11,900
Gain on litigation proceeds	-	-	(3,000)	(3,845)
Stock-based compensation expense	4,971	2,733	6,914	3,334
Inventory adjustment for wildfire impact - vineyard	-	3,302	-	3,302
Inventory adjustment for wildfire impact - winery overhead	-	9,000	-	9,000
Prior quarter overhead adjustment	6,800	-	-	-
Inventory write down	19,100	-	19,100	-
PPP loan forgiveness	-	(6,604)	-	(6,604)
Net unrealized (gain)/loss on interest rate swap agreements	(14,368)	2,076	(22,950)	(6,136)
(Gain)/loss on disposition of assets	(23)	(2)	485	(1,001)
Deferred rent adjustment	90	(24)	375	352
Transaction expenses	-	1,324	-	4,339
Impairment of intangible assets	-	1,081	-	1,081
Remeasurement of contingent consideration liabilities	(3,570)	(329)	(3,570)	(329)
Post-acquisition accounts receivable write-down	-	109	-	109
Incremental public company costs	1,940	-	5,000	-
Acquisition integration costs	291	-	934	-
Deferred gain on sale leaseback	(334)	(335)	(1,334)	(1,335)
COVID related adjustments	-	1,463	-	1,563
Inventory acquisition basis adjustment	1,427	304	5,275	401
Adjusted EBITDA	$7,605	$11,498	$46,818	$38,566
Revenue	$75,539	$103,930	$293,770	$220,742
Adjusted EBITDA margin	10.1%	11.1%	15.9%	17.5%

Reconciliation of Net Income to Adjusted Net Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss)	$(14,717)	$(5,175)	$(679)	$10,088
Amortization of intangible assets	1,705	25	4,976	100
Acquisition integration costs	291	-	934	-
(Gain) loss on disposition of assets	(23)	(2)	485	(1,001)
Gain on litigation proceeds	-	-	(3,000)	(3,845)
COVID related adjustments	-	1,463	-	1,563
Inventory acquisition basis adjustment	1,427	304	5,275	401
Prior quarter overhead adjustment	6,800	-	-	-
Inventory write down	19,100	-	19,100	-
Incremental public company costs	1,940	-	5,000	-
Tax effect of above	(6,560)	(376)	(6,882)	584
Non-GAAP net income	9,963	(3,761)	25,209	7,890
Non-GAAP net income per diluted share	$0.17	$(0.11)	$0.42	$0.31